UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 27, 2008

ATLAS MINING COMPANY
(Exact name of registrant as specified in its charter)

Idaho	000-31380	82-0096527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Yellowstone, Osburn, Idaho		83849
(Address of principal executive offices)		(Zip Code)
(208) 556-1181
Issuer's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendment to Articles of Incorporation or ByLaws; Change in Fiscal Year

a)
On March 27, 2008, the Board of Directors of Atlas Mining Company (“the Company”) amended and restated the Bylaws.  The previous bylaws were adopted in 1924 and the new bylaws were adopted to update the previous ones in order to reflect current law and practice.  Major changes to the bylaws are described below.

The new bylaws include an advance notice bylaw for nominations by shareholders and business brought before the meeting by a shareholder (for annual meetings (except as set forth below, minimum notice period of 90 days before the first anniversary of last year’s annual meeting and maximum notice period of 120 days; for annual meetings if the meeting date of the annual meeting is more that 30 days before or more than 60 days after such anniversary and for special meetings, notice will be timely if made within 10 days after the public announcement of the meeting date.)

The new bylaws provide that no shareholder action can be taken by written consent.

The new bylaws permit electronic notice of annual meeting to the extent permitted by the Idaho Business Corporation Act and permit electronic notification of directors’ meeting.  They also provide for use of electronic equipment at directors’ meetings.

The new bylaws permit the issuance of uncertificated as well as certificated securities.

The new bylaws permit the amendment of the bylaws by the vote of a majority of the total number of directors (five) provided for by the Articles of Incorporation and by shareholders of not less than  2/3 of the voting power.

The new bylaws’ indemnification provisions provide that (i) for mandatory indemnification for officers and directors to the extent that he is involved in an action, suit, or proceeding by reason of the fact that he is or was an officer or director, (ii) advancement of expenses before final disposition of expenses is discretionary, and indemnification of other employees or agents is discretionary.

Item 9.01	Financial Statements and Exhibits

(d)	3(ii).1
Amended and Restated Bylaws adopted March 27, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS MINING COMPANY
(Registrant)
Date	March 31, 2008
/s/ WILLIAM T. JACOBSON
By: William T Jacobson
Interim Chief Executive Officer and President